EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation in this registration statement on Form S-1 our report dated March 17, 2004, included in TenFold Corporation’s Form 10-K for the fiscal years ended December 31, 2003 and 2002 and to all references to our Firm included in this registration statement on Form S-1.

/s/ Tanner + Co.

Salt Lake City, Utah

March 26, 2004